Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 9, 2012, with respect to the consolidated financial statements included in the Annual Report of Enventis Corporation (formerly Hickory Tech Corporation) on Form 10-K for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of the aforementioned report in this Form 8-K/A of Consolidated Communications, Inc. on Forms S-4/A (File No 333-187202) and Forms S-8 (File No. 333-135440, File No. 333-128934, File No. 333-166757, File No. 333-182597 and File No. 333-198000).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

December 22, 2014